UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

                      May 28, 2016
Date of report (Date of earliest event reported)

AG&E HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Illinois	1-8250	36-1944630
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

4630 South Arville Street, Suite E, Las Vegas, NV 89103
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:         (702) 798 - 5752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)      Effective on May 28, 2016, the Board of Directors (the “Board”) of AG&E Holdings Inc. (the “Company”) elected Salvatore Basile to the Board. Mr. Basile will stand for re-election at the 2016 annual meeting of stockholders.

Mr. Basile fills a vacancy on the Board. Salvatore “Sam” A. Basile, age 51, is currently the Chief Executive Officer of Zitro USA Inc., a privately held and wholly owned subsidiary of Zitro Sárl, a manufacturer and supplier of electronic video bingo machines. He is also a sole practicing attorney in the areas of regulatory gaming compliance, gaming intellectual property and gaming business development. He also currently serves as the non-executive and independent chairman of the gaming compliance committee for NYX Gaming Group Limited, a TSX Venture Exchange listed company.

Mr. Basile will participate in the Company's standard outside director compensation program. Pursuant to this program, each member of the Board who is not an employee of the Company receives a $1,250 monthly retainer, $750 for each Board meeting attended and $500 for each committee meeting attended. All fees are paid in cash on a quarterly basis.

Mr. Basile will enter into the Company's standard indemnification agreement. He has also signed a conditional advanced resignation letter, that is triggered if certain events occur, including if a gaming regulatory authority finds that he is not suitable as a controlling person of the Company with respect to a gaming regulatory license issued or issuable by such authority.

The Board has determined that Mr. Basile satisfies the definition of “independent director” and the under the NYSE MKT listing standards. He has not been appointed to any committees yet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 31, 2016	AG&E HOLDINGS INC. /s/ Anthony Spier
Title: Chairman of the Board, Chief Executive Officer and President